Exhibit 10.1

May 27, 2010

Mr. Norman R. Bobins

179 E. Lake Shore Drive

Apt. 21E

Chicago, IL 60611

Dear Norm:

Reference is made to that certain employment term sheet agreement dated July 7, 2008 (“Term Sheet”) between you and PrivateBancorp, Inc. Capitalized terms used but not defined in this letter agreement have the meanings given them in the Term Sheet.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Holding Company agree to amend the Term Sheet as follows:

2010 Award. Notwithstanding anything to the contrary set forth in the Term Sheet, your 2010 grant of a restricted stock award valued at $600,000 (the actual number of shares will be determined based on fair market value on the grant date) (“2010 Award”), will be granted and valued (rounded up to the next highest five whole shares) on or about May 27, 2010 and will vest as follows: One-third of the 2010 Award will be vested upon issuance, one-third will vest on the first anniversary of the award date, and one-third will vest as of the date of the Company’s 2012 annual meeting of stockholders, in each case subject to being a member of the Board as of such date.

This letter agreement is entered into in accordance with the provisions of the Term Sheet, and may not be amended or modified except by written instrument executed by the Holding Company or Bank and you. This letter agreement will not amend, alter or modify the Term Sheet except as expressly stated herein. Except as amended by this letter agreement, the Term Sheet remains in full force and effect. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. This letter agreement shall be governed and construed in accordance with the laws of the State of Illinois applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Please indicate your agreement with the foregoing by signing a copy of this letter agreement in the space provided below.

Sincerely,

Ralph B. Mandell Chairman	James C. Tyree Chairman, Compensation Committee

Accepted:

Date:
Norman R. Bobins